Exhibit 99





FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203/853-4321
atoppi@trans-lux.com


                    TRANS-LUX REPORTS FIRST QUARTER RESULTS,
                         SALE OF AUSTRALIAN SUBSIDIARY

NORWALK, CT, May 11, 2004 - Trans-Lux Corporation (AMEX:TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the first quarter ended March 31, 2004. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Revenues for the quarter totaled $12.3 million, versus $15.2 million last year. The 2003 figure included the revenues of the Company's Custom Sports business that was sold in March 2003. As recently announced, the Company sold its stock holdings in its Australian subsidiary subsequent to the first quarter of 2004 and therefore has reclassified results in this area as a discontinued operation. Income from continuing operations for the first quarter was $23,000 ($0.02 per share), compared to $43,000 ($0.03 per share) during the same period in 2003. For such discontinued operation, the Company reported net income of $15,000 ($0.01 per share), down significantly from $224,000 ($0.18 per share) during last year's first quarter, which included a foreign currency exchange gain of $77,000, net of tax. Cash flow, as defined by EBITDA, was strong but also down to $3.4 million from $4.5 million quarter to quarter, primarily due to the sale of the Custom Sports business in the first quarter of 2003.

Trans-Lux successfully completed its offer to exchange $1,000 principal amount of its new 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 ("New Notes") for each $1,000 principal amount of its 7 1/2% Convertible Subordinated Notes due 2006 ("Old Notes"). The exchange offer commenced March 2 and expired on April 14, 2004. A total of $17,868,000 principal amount of Old Notes were exchanged. The New Notes provide for a longer term, a higher interest rate, will be convertible into Common Stock at a lower conversion price of $9.00 per share until March 1, 2007 and are senior to the Old Notes and the Company's 9 1/2% Subordinated Debentures due 2012.

"The cost-savings program that we implemented Company wide mid-last year has had a positive impact on our bottom line," said Executive Vice President and Co-Chief Executive Officer Thomas Brandt. "It contributed to our showing a profit for the quarter and has helped to position the Company for forward momentum and growth."

The Entertainment/Real Estate division performed strongly during the quarter, with revenues rising four percent quarter to quarter and gross profits up 19%. Top grossing films for the quarter included The Passion of the Christ, 50 First Dates and Starsky and Hutch. The Company completed renovations, which included stadium seating, at its High-Five Theatre complex in Durango, Colorado, as well as the expansion of two additional stadium-seated screens.

The Outdoor display division had a much stronger quarter than last year, primarily due to cost reduction efforts that increased efficiency across all operations and the sale of the Company's Custom Sports business, which it sold during the first quarter of 2003. The Company is pleased with the results of its Catalog Scoreboard business, which is operating in line with expectations.

Adverse economic conditions continued to impact the Indoor display division's customers, particularly affecting equipment rentals in the financial markets. Despite these difficulties, the Indoor display division secured a number of new orders, including several for DataWall(R) and VisionWriter(R) displays for retail banking and brokerage offices, and trading room displays including DataWalls, LED Jets(R) and PictureWalls(TM) from a number of firms in various segments of the financial services market.

In the gaming sector, Trans-Lux won several new orders in Las Vegas during the quarter, including a large order from the Bellagio Hotel & Casino to replace its existing electronic sports book display system. Other new orders included a sports book system for the Flamingo Hotel & Casino and additional sports displays at the Hard Rock Hotel & Casino.

Trans-Lux continued to expand its work in the government and private sectors. The Company was awarded a contract for DataWall displays at a command and control center for the U.S. Secret Service. Government and military hospitals, as well as national HMOs, continued to order pharmacy displays for use with their patient notification systems. Trans-Lux received additional orders from a major food retailer for in-store promotional displays, consisting of custom-packaged LED and LCD displays, and continued to receive orders for displays for business school classroom applications. The Company also sold another 50-foot long LED Jet sports and entertainment display to an upscale sports bar in Boston to complement an earlier installation.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States.


(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

                                       TRANS-LUX CORPORATION

                                       RESULTS OF OPERATIONS
                                            (Unaudited)

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31
                                                                   ---------------------

(In thousands, except per share data)                                  2004     2003 (1)
                                                                   ---------------------
Revenues                                                            $12,329     $15,193

Net income:
   Income from continuing operations                                     23          43
   Income from discontinued operation (2)                                15         224
                                                                    -------------------
Net income                                                               38         267

Calculation of EBITDA - add:
   Interest expense, net                                                915         973
   Provision for income taxes                                            19         246
   Depreciation and amortization                                      2,444       2,915
   Effect of discontinued operation (2)                                  25          79
                                                                    -------------------
EBITDA (3)                                                          $ 3,441     $ 4,480

Earnings per share - basic and diluted:
   Earnings per share from continuing operations                    $  0.02     $  0.03
   Earnings per share from discontinued operation (2)                  0.01        0.18
                                                                    -------------------
Earnings per share - basic and diluted                              $  0.03     $  0.21

Average common shares
  outstanding - basic and diluted                                     1,261       1,261

(1) During the first quarter of 2003, the Company sold its Custom Sports business and is therefore posting lower revenues since there were no further sales from Custom Sports after the first quarter of 2003.

(2) Discontinued operation represents the Australian subsidiary, which was sold in April 2004.

(3) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.